Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

TDW - Q1 2013 Tidewater Inc. Earnings Conference Call

EVENT DATE/TIME: AUGUST 08, 2012 / 03:00PM GMT

OVERVIEW:
TDW reported 1Q13 diluted earnings per common share of $0.65.

CORPORATE PARTICIPANTS

Joe Bennett Tidewater Inc - EVP, Chief IR Officer

Jeff Platt Tidewater Inc. - President, CEO

Quinn Fanning Tidewater Inc. - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Gregory Lewis Credit Suisse - Analyst

David Smith Johnson Rice & Company - Analyst

Todd Scholl Clarkson Capital Markets - Analyst

Richard Sanchez IHS Petrodata - Analyst

Fotis Giannakoulis Morgan Stanley - Analyst

Cole Sullivan ISI Group - Analyst

PRESENTATION

Operator

Good morning. My name is Alicia, and I will be your conference operator today. At this time, I would come to welcome everyone to the fiscal 2013 first-quarter earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session.

(Operator Instructions)

Joe Bennett, you may begin your conference.

Joe Bennett - Tidewater Inc - EVP, Chief IR Officer

Thank you, Alicia. Good morning everyone, and welcome to Tidewater’s fiscal 2013 first-quarter earnings results conference call for the period ended June 30, 2012.

I’m Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer. With me this morning on the call are our President and CEO, Jeff Platt, Jeff Gorski, our Executive Vice President and Chief Operating Officer, Quinn Fanning, our executive Vice President and CFO, and Bruce Lundstrom, our Executive Vice President, General Counsel, and Secretary.

We will follow our usual conference call format. After the formalities, I’ll turn the call over to Jeff for his initial comments, to be followed by Quinn’s review of the financial details for the quarter. Jeff will then provide some wrap-up comments before we open the call for questions.

During today’s conference call, Jeff, Quinn, I, and other Tidewater Management may make certain comments that are forward-looking statements and not statements of historical fact. I know that you understand that there are risks, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we may make during today’s conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the risks risk factors sections of Tidewater’s most recent Form 10-K.

With that, I’ll turn the call over to Jeff.

Jeff Platt - Tidewater Inc. - President, CEO

Thank you, Joe, and good morning to everyone.

Earlier this morning, we reported fully-diluted earnings per share for our fiscal quarter of $0.65, which compared to $0.48 a year ago. These results were consistent with our expectations, and reflect continued progress in the turnaround for the offshore supply vessel business. In last quarter’s conference call, Dean Taylor, our former CEO and current Chairman, pointed out how we could see progress in the industry’s recovery if you looked at our vessel revenues for the full-year by its halves. In the first half of fiscal year 2012, our quarterly revenues averaged about $250 million. During the second half of fiscal year 2012, our vessel revenues were averaging about $280 million per quarter.

In the quarter we are reporting today, we generated $290 million in vessel revenues, which was, once again, a step up from the prior two quarters. In this quarter, just as in the March quarter, our financial results reflected revenues coming in at the middle of our guidance on the last conference call, while operating expenses were at the low end. Both trends are positive, and reflect improving industry fundamentals, along with continued diligence in managing our business.

The safety culture at Tidewater that our two previous CEOs, Bill O’Malley and Dean Taylor, nurtured during their terms will continue to receive my highest attention and that of the rest of the Tidewater Management team and employees. As has been said many times before, safety is important, not just because it’s good for our customers and our business, but because we owe it to everyone who comes to work each day to return home safely at night. Tidewater’s safety record for the first quarter reflected a total recordable incident rate of 0.25, with no lost time accidents incurred. I thank all of our employees worldwide for their continued diligence in operating our fleet safely.

I’m sure most participants on this call remain very interested in an update regarding our situation in Angola. Our ongoing negotiations with Sonangol, our joint venture partner, continue. You are probably already aware that our existing Sonatide joint venture agreement with Sonangol has been extended to December 31, 2012, allowing ongoing JV restructuring negotiations to continue. In regards to recent vessel activity in Angola, during the six months ended June 30, 2012, the Company redeployed five Tidewater-owned vessels from its Angolan operations to other markets, with each of the vessels redeployed at day rates comparable to, or higher than, the respective expiring contracts in Angola, reflecting, we believe, the strength of the markets outside of Angola.

During the quarter ended June 30, 2012, the joint venture entered into seven short-term vessel contracts, four of which have now expired. The remaining three contracts will expire on or before December 31, 2012.

I will also note that Sonangol has recently expressed a willingness to consider additional contracting activity by the Sonatide joint venture and we look forward to continuing to work with Sonangol in this regard.

The conclusion of this situation is still very much uncertain at this time, so we continue to explore opportunities to move vessels from Angola, as need be, to other markets. I would like to point out that we move vessels from one market to another in the normal routine of our business, taking full advantage of the global infrastructure Tidewater has developed over seven decades of existence.

To head off questions later, this is the extent of what we are able to tell you about the status of our negotiations, other than to say there is much hard work being done by both Sonangol and Tidewater to reach a mutually beneficial outcome. When we have a material change in the Angola situation, we will update our shareholders at that time.

With that being said, let me turn the call over to Quinn to discuss our financial results for the quarter. Quinn?

Quinn Fanning - Tidewater Inc. - EVP and CFO

Thank you, Jeff. Good morning, everybody. First, I’ll call to your attention to the earnings press release that we put out this morning prior to the markets opening. I will also note that we expect to file our quarterly report on Form 10-Q through the EDGAR filing service sometime before the close of business today.

Turning to financial results as of and for the three-month period ended June 30, 2012, as usual, I will provide a recap of the quarter just completed, offer a few perspectives on what’s driving financial results, and then provide our near- to intermediate-term outlook. I’ll conclude my remarks with a review of capital commitments and available liquidity.

As Jeff noted in his introductory remarks, we reported diluted earnings per common share of $0.65 in the June quarter, versus diluted earnings per common share of $0.66 for the March quarter. I believe that the consensus of analyst estimates for the June quarter per Thomson First Call was $0.60.

For your period-to-period comparisons, I’ll highlight just a few items in the June quarter. Vessel revenue in the June quarter was about $290 million versus about $288 million for the March quarter. For the deepwater class of vessels, which represent about 45% of first quarter vessel revenue, and which, at least for Tidewater, is primarily a deepwater PSV story, results were flattish quarter-over-quarter, reflecting the somewhat offsetting effects of downtime on a few high day rate vessels that were either in dry dock or between charters, and a deepwater fleet that is generally rolling on to charters at rates that are respectably higher than the charters that those vessels most recently completed.

As a result, reported results for the June quarter of our deepwater class of vessels may fail to capture what we believe to be a continuation of the strong fundamentals for the deepwater asset class -- really across geographic markets -- which we have seen in recent quarters.

Without pre-empting guidance, we think a positive trend in deepwater day rates will be more evident in future quarters, even if the natural quarterly rollover of charter agreements will result in average deepwater day rates continuing to lag current leading-edge day rates. When we get to guidance, our outlook assumes continued high utilization and a positive trend for day rates, as well as an increase in our deepwater fleet count.

As for the towing supply and supply class of equipment, which is likewise about 45% of vessel revenue, June results benefited from a 5 percentage point increase in utilization and a $315 a day increase in average day rates. While Tidewater’s utilization of marketed towing supply and supply vessels has probably been better than industry-wide utilization within this asset class, this is a welcome, positive move in day rates. It’s also notable that we finally appear to be getting a bit of traction in this class of equipment.

If the trend for working jackup rigs remains positive -- and based on the recent earnings conference calls, that seems to be the view of the larger drilling contractors -- we would expect that industry-wide utilization of non-deepwater OSVs to continue to move up, and day rates to follow.

Vessel revenue for the June quarter also reflects about $5 million of incremental revenue from the delivery of five new vessels that were added to the fleet in the March quarter. We had three additional new vessels that were delivered in the June quarter, but these vessels made no meaningful contribution to vessel revenue in the June quarter. These vessels were delivered from Asian shipyards at various points in the quarter, but they collectively spent most of the June quarter mobilizing to their first assignments offshore Africa and offshore Latin America, and will begin generating revenue in the second fiscal quarter.

Offsetting the contribution from new vessels was a corresponding amount of lost revenue from seven newly stacked vessels and one crew boat that was sold out of the active fleet in the June quarter. Relative to the March quarter, incremental lost revenue due to vessels in dry dock was about $4.5 million, in part reflecting a couple of dry docks that were deferred from the March quarter to the June quarter.

To complete the bridge of March and June quarter’s vessel revenue, a strengthening US dollar during the June quarter, particularly relative to the Brazilian Reais, devalued foreign currency-denominated revenues by about $3 million in the June quarter, though I’ll note that we have a reasonably effective natural hedge here in the form of local currency-denominated costs. As a result, the impact of FX movement on our overall operating results was immaterial.

Vessel operating costs for the June quarter were about $166 million, versus about $169 million in the March quarter. Crew costs and repair and maintenance expenses, which are our two largest cost categories, were each flat quarter-over-quarter. Insurance costs were up about $2.5 million quarter over quarter, largely reflecting some positive adjustments to case-based reserves and other insurance costs in the March quarter, and the fact that we are too early in the new fiscal year to adjust conventional accruals for possible losses, even if our safety results have continued the recent positive trend.

Offsetting higher insurance loss costs, fuel, lube oil, and supplies costs were about $4 million lower in the June quarter than in the March quarter, reflecting a fewer number of new vessel deliveries and a relatively lighter quarter for other vessel mobilizations. Overall, vessel-level cash operating margin for the June quarter was $124 million, or 42.8% of vessel revenue. That was up about 100 basis points quarter-over-quarter.

Looking at the geographic spread of our operations, the Americas, Asia-Pacific, MENA, and sub-Saharan Africa regions respectively contributed 27%, 18%, 11%, and 44% of vessel revenue. Profitability across the four reporting segments generally tracked revenue contribution, at least in terms of vessel-level cash operating margin.

G&A for the June quarter, at about $41 million, was flat quarter-over-quarter, and $1 million or $2 million lower than guidance, largely reflecting the downward revaluation of equity-based long-term incentive compensation, lower than expected professional services fees, and a modest foreign exchange benefit.

Gains on dispositions, net, at about $1 million was well below our historical run rate of $4 million to $5 million a quarter, and, in part, reflected asset impairments, which were largely taken in connection with the regular stacked vessel impairment review, of about $3 million.

The effective tax rate reflected in June results was 24%, and was consistent with guidance that I provided in May.

In regards to overall fleet count, day rate and utilization trends, our active vessel fleet averaged 261 vessels in the June quarter, which is down four vessels quarter-over-quarter. Average active new vessels were up three vessels quarter over quarter to 216 vessels. Average active older vessels were down seven vessels quarter over quarter to 45 vessels in the June quarter. Somewhat noteworthy, we are now down to 25 active older OSVs in the Tidewater fleet. The remaining 20 active older vessels are a mix of crew boats, tugs and other specialty vessels.

At June 30, the average age of the 217 then-active new vessels was 5.6 years, and the average age of the 41 active older vessels was 27.6 years. Overall, the average age of the 258 vessels that were active at quarter end was 9.1 years. As to relative financial contribution, 91% of vessel revenue and 98% of vessel-level operating margin was generated by vessels added to the Tidewater fleet since we began our fleet renewal and expansion program in fiscal 2000.

At June 30, the stacked fleet totaled 66 vessels and was down one vessel quarter-over-quarter, reflecting seven vessels being stacked in the June quarter and eight vessel dispositions from the previously stacked fleet. As I mentioned earlier, we did sell one vessel out of the active fleet, so a total of nine vessels were disposed in the June quarter.

Overall day rates, at $14,275 a day, were up about 1% quarter-over-quarter. Reported utilization for the fleet, which includes the drag associated with stacked vessels, was up 3 percentage points to about 68%. Utilization for the active fleet, i.e. excluding stacked vessels, was about 86% for the June quarter.

Deepwater day rates were basically flat quarter-over-quarter, at about $24,400 a day in the June quarter. Utilization was down 2 percentage points quarter-over-quarter, to about 83%. Making a provision for required time in dry dock, the marketed deepwater fleet, for all intents and purposes, was fully utilized.

Within the deepwater vessel class, utilization of our 11 newer plus-10,000 horsepower AHTS vessels was up about 6 percentage points quarter over quarter to 94%. Utilization of an average of 55 new deepwater PSVs was about 86% in the June quarter, which is down about 4 percentage points quarter-over-quarter.

Average day rates for the deepwater anchor handling vessels, at about $28,900 a day in the first quarter, was up about $1000 quarter-over-quarter. Day rates for the deepwater PSVs, at $24,100 a day, was down a couple hundred dollars per day quarter-over-quarter, largely reflecting downtime on a few high day rate vessels.

For the non-deepwater towing supply and supply class, day rates, at about $13,100 a day, were up about 2% quarter-over-quarter. And reported utilization was up 5 percentage points quarter-over-quarter to about 60%. Excluding stacked vessels, utilization in the June quarter for the towing supply and supply class was approximately 87%, or up about 6 percentage points quarter-over-quarter.

Turning to our outlook, we expect that the newer vessels within both the deepwater and towing supply and supply class of equipment will continue to experience high utilization. Day rates are also generally trending positive, albeit in a deliberate rather than dramatic fashion. Again, this partially reflects the fact that only plus or minus 15% of vessel charters roll over each quarter.

In addition, we took delivery of three new vessels in the June quarter, and expect to take delivery of at least 10 vessels in the remaining quarters of our fiscal 2013, five of which should be in the September quarter. As is typically the case, meaningful financial contribution will lag delivery dates by a quarter or two, and fiscal 2013 new vessel deliveries should start to have a positive impact on financial results in the third and fourth quarters of fiscal 2013.

In particular, based on current leading edge day rates, current contract cover, and anticipated additional new vessel deliveries, we expect that average deepwater day rates will improve from the first to the fourth quarter of fiscal 2013 by a percentage order of magnitude of high single-digits to low double-digits.

For the towing supply and supply class of equipment, we’re really just now converging on sufficiently high utilization to see any traction in day rates. As a result, our expectation for improvement in average day rates between now and the fourth fiscal quarter is mid-single digits. In sum, with high utilization, constructive day rates and day rate trends, and a steadily increasing new vessel fleet count, we are cautiously optimistic but not exuberant, as to the expected near-term trend in vessel revenue. We also expect that operating costs will trend higher in 2Q and 3Q with an anticipated heavier dry docking schedule and the addition of five new vessels in the quarter.

Repair and maintenance costs for both the second and third quarters of fiscal 2013 will likely be at least a couple of million dollars higher than the June quarter and then likely taper off in the March quarter. And while dry dock space seems to becoming a bit more scarce in certain markets, shipyard access for repairs and shipyard costs do not yet seem to be reflecting that development, and thus have not yet driven our internal forecasting process. Nor have we yet seen across the board pressure on crew costs, though we do expect crew costs to be up by at least a couple of million dollars quarter-over-quarter.

As previously noted, part of the expected trend in crew costs is an assumed increase in overall vessel count. We are also expecting to mobilize a number of vessels from relatively lower cost markets to higher cost markets, including the US Gulf of Mexico, Australia, and possibly Brazil, in the next couple of quarters. These mobes should contribute to higher crew costs but they should also contribute to higher average day rates as well.

Within this context, we expect that Tidewater’s quarter-over-quarter revenue progression will be positive for the September quarter, and as of today, internal estimates peg the September quarter’s vessel revenue somewhere between $300 million and $310 million. Based also on what we know today, OpEx for the September quarter should fall within the range of $175 million and $180 million.

Based on our guidance ranges in regards to vessel revenue and vessel OpEx, vessel operating margins for the September quarter should be between 40% and 42%. The December and March quarters should also show nice quarter over quarter improvement in vessel revenue and operating margin, possibly continuing a theme that we saw in fiscal 2012 (i.e., in retrospect, financial results for the second half of the fiscal year will compare favorably to the first half).

A reasonable estimate for general and administrative expenses for the September quarter is $43 million or $44 million. As discussed on our May call, this should be a reasonable estimate for quarterly G&A costs in fiscal 2013, with a proviso that we expect to recognize a SERP settlement loss in the December quarter in connection with Dean Taylor’s retirement.

Finally, our estimated effective tax rate for fiscal 2013, as mentioned earlier, is currently 24%. As always, the geographic mix of pretax earnings and margin trends can cause the tax rate to be volatile on a quarter to quarter basis.

Turning to the balance sheet, capital commitments and available liquidity, cash flow from operations for the first three months of the fiscal year was about $69 million, versus $27 million in the same period of fiscal 2012.

CapEx and proceeds from asset dispositions for the first three months of fiscal 2013 were $77 million and $6 million, respectively. We also acquired 1.4 million Tidewater shares during the June quarter at an average price per share of $46.43, for total consideration of $65 million. For reference, we utilized a total of $100 million of the $200 million buyback authority during the 12-month period that ended on June 30, 2012. As previously disclosed, the Tidewater Board authorized the Company to repurchase up to $200 million of additional stock in the 12-month period running from July 1, 2012 to June 30, 2013.

New vessel commitments made in the June quarter totaled $118 million, for a new four-vessel construction program at an international shipyard. These vessels are 4100 deadweight ton deepwater PSVs. Subsequent to the close of the June quarter, we also entered into a contract to build two additional deepwater PSVs, and we further committed to purchase two deepwater PSVs from another operator. Cargo carrying capacity for these four vessel ranges from 3000 to 3200 deadweight tons.

Total capital commitments related to the four-vessel commitments made subsequent to the end of the June quarter totaled $88 million. In total, unfunded vessel commitments at June 30 approximated $412 million, including 24 vessel construction projects and two vessel purchase commitments. Including commitments made subsequent to the end of the June quarter, unfunded vessel commitments approximate $500 million, including 26 vessel construction projects and four vessel purchase commitments.

Total debt at June 30 was $950 million and cash at June 30 was about $240 million. As a result, net debt at quarter end was about $710 million and net debt to net book capital at June 30 was about 22%.

As to funding needs, CapEx in the September quarter is expected to be about $85 million based on June 30 commitments. Also, note that we have no remaining debt maturities in fiscal 2013 beyond the $60 million note maturity that was paid in mid-July. Total liquidity at June 30, including availability under committed bank facilities, was approximately $700 million.

And with that, I’ll turn the call back over to Jeff.

Jeff Platt - Tidewater Inc. - President, CEO

Thanks, Quinn.

As I said at the outset of the call, our quarterly results reflect the improving environment for the offshore vessel industry, and for Tidewater in particular. It may be difficult to discern that the business is improving, given the daily headlines about the political chaos in Europe, the sluggish economic recovery in the United States, turmoil in the Middle East, and growing concern about China’s economy experiencing a hard landing. But global oil demand continues to rise, and the need to find and develop new hydrocarbon supplies increases.

Rising energy demand globally is putting a floor under oil and gas prices, with the recent supply gluts in North America beginning to disappear. Our clients continue to demonstrate their desire to expand their reserves and increase their production. As a result, they continue spending on exploration and development and their commitment to reserve or production growth is being reflected in the growth of the offshore drilling rig fleet, and as a corollary, the need for additional support vessels.

The June quarter included an approximate 25 rig increase in the working offshore rig count globally with nice expansion in both the jackup market and the deepwater floater market. At the present time, there are just under 200 offshore drilling rigs either under construction or on order, split almost equally between the deepwater floater market and the jackup market. The recent contract announcements by offshore drilling contractors for some of the new build rigs are confirmation of the commitment by our clients to increase their pace of offshore exploration and development. This pace of new rig construction over the past several years and the new orders for rigs signals that the offshore drilling industry will likely add as many rigs this decade as it did in the 1970s, the greatest growth period this industry experienced in its 60-year history.

A growing worldwide offshore rig fleet, with its continued focus on both deepwater and mid/shallow water drilling, means the vessel industry must add to its fleet and must add more sophisticated vessels with greater capabilities. Tidewater continues to invest in a variety of new vessels as we prepare to meet our client’s future needs in all water depths.

Our strong financial footing and significant liquidity position allows us to grow through additional investment in our fleet. Importantly, we expect all of our investments to generate solid returns for our shareholders. As our present and past investments begin to generate these solid returns, we will be prepared to return excess capital to our shareholders in the most efficient manner.

Last quarter, as Quinn mentioned, we repurchased 1.4 million shares under our prior share repurchase authorization. In May, the Board of Directors approved a new $200 million share repurchase authorization for the 12 months commencing this July. That approval is confirmation that as we enter the next growth phase for the industry, and for Tidewater, we will consider all options to grow the Company’s business, while also considering every available option to reward our shareholders for the long-term loyalty.

In conclusion, the recovery in the global OSV industry continues, driven primarily by an increasing offshore rig count. As we have stated in the past, the recovery is not expected to be quick or smooth. With Tidewater’s vessel contract coverage, which averages around 50% of our vessel days booked for the next 12 months, it takes a little time before improving global leading-edge day rates are fully reflected in our financial performance.

We’ve discussed for a few quarters now how tight the deepwater PSV market is, reflected in the steady, high utilization and growing leading-edge day rates of that vessel class. With the recently improving jackup rig count, our shallow and mid-water towing supply and supply fleet began gaining traction in the June quarter, with nice improvements in both utilization and average day rates from recent quarters. As the global jack-up rig market continues to improve, the market for the vessels supporting this activity should also continue to improve as well.

With our widespread global infrastructure, we will continue to move vessels to areas where we can achieve the best returns. That may include moving vessels from Angola or any other region to other improving markets, such as the US Gulf of Mexico, Brazil, East Africa, and the Middle East. We are excited about the improving global marketplace and the continued addition of new vessels into our fleet to take advantage of such recovery.

Alicia, we’re now ready to take questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

And your first question comes from the line of Gregory Lewis, from Credit Suisse. Your line is now open.

Jeff Platt - Tidewater Inc. - President, CEO

Hello Gregory.

Gregory Lewis - Credit Suisse - Analyst

I guess my first question is, looking at the Americas utilization in the quarter, could you provide a little bit more color or detail into maybe why that trended down a little bit? Was that specific to any region in the Americas, whether it was the Gulf, Mexico, Brazil, other South America?

Quinn Fanning - Tidewater Inc. - EVP and CFO

I won’t read too much into a trend there, but in the June quarter, it primarily reflects contract gaps in the Brazilian market.

Gregory Lewis - Credit Suisse - Analyst

Okay. Perfect. And then, you touched on the two PSVs that you were actually able to acquire from another operator. Could you talk a little bit more about that? What made that possible? Are there additional opportunities like that maybe that Tidewater is going to be able to take advantage of?

Jeff Platt - Tidewater Inc. - President, CEO

Gregory, we’re always looking to add to the fleet and certainly we do that with a mix of new builds, Tidewater new construction projects. Our bias certainly would be to buy the right, new equipment that others have already committed to or are already in the marketplace, so we don’t add to the overall supply. But, again, you have to have a willing seller and a willing buyer. In this particular case, we were able to close the gap and I think make a deal that certainly made sense for Tidewater, that’s why we did it. But, again, we’re always looking for that opportunity, but we have to, again, have the right valuation that makes sense from our perspective.

Gregory Lewis - Credit Suisse - Analyst

Can you provide any color on the seller? Was that seller a traditional operator? Was it someone that was maybe in the market on spec?

Jeff Platt - Tidewater Inc. - President, CEO

No. I think, again, I don’t want to drill too much into it. Again, it was again obviously a good deal from their perspective or they wouldn’t have made it. But, it was not necessarily a speculative owner, but, again, I think it was a deal that made sense from both sides, and -- I’ll speak from the Tidewater side -- that’s why we did the deal.

Gregory Lewis - Credit Suisse - Analyst

Okay. Great. And then one final question on the new builds that are going to be delivered over the next couple of quarters, it looks like the bulk of those, or if not all of them, are going to be be built in Asia. Actually, there’s one -- anyway, regarding the majority of those that are being built in Asia, can you give us some guidance in where we expect the majority of those boats to end up? Is it going to be what it was last quarter where they go into Latin America and West Africa? Just if you can give some thoughts about maybe where those boats are going to end up.

Jeff Platt - Tidewater Inc. - President, CEO

Again, I think, Gregory, we’re seeing the strength worldwide. Okay. And certainly the markets you referenced, the Latin America market and the African market, both on the East Coast and the West Coast, are high potential for those vessels, but as is Australia, the Australian market is high as well. So again, can I tell you that they’re all going to sub-Saharan Africa or the African market and Latin America? No, I can’t. Those regions I think certainly will see some of it, but there will be other areas as well.

Quinn Fanning - Tidewater Inc. - EVP and CFO

If I can also mention, Gregory, is that the preponderance of our deliveries recently and in the near term are going to be deepwater PSVs. And I would say, as a general matter, there are multiple contract opportunities for those vessels and we’re really just picking the best spots for our Company.

Gregory Lewis - Credit Suisse - Analyst

Okay. Perfect. Thank you for the time.

Operator

And your next question comes from the line of David Smith from Johnson Rice. Your line is open.

Jeff Platt - Tidewater Inc. - President, CEO

Good morning.

David Smith - Johnson Rice & Company - Analyst

I want to make sure I understood the foreign exchange impact in the quarter correct. Did I hear correctly that the foreign exchange rates devalued the revenue base by about 3% in the first quarter?

Quinn Fanning - Tidewater Inc. - EVP and CFO

$3 million.

David Smith - Johnson Rice & Company - Analyst

Oh, $3 million. Okay. And that would be -- that was offset on the cost line?

Quinn Fanning - Tidewater Inc. - EVP and CFO

Offset on both the operating expense line and G&A, but primarily on the operating expense line. So, if you net the positives and negatives, it was essentially a push.

David Smith - Johnson Rice & Company - Analyst

Perfect. So good natural hedge there. We’ve seen some really good growth in the average backlog per rig for the global jackup fleet. Over the last year, year and half. I want to ask if you’re seeing anything different in the term duration of your new contracts, this year relative to last year, particularly in the towing supply and supply fleet.

Jeff Platt - Tidewater Inc. - President, CEO

David, again, we are, and have grown some of our Middle East opportunities. And that’s with Saudi Aramco; those are longer term than some of the shelf operators, say, in West Africa. So, to that extent, we have. But, again, we haven’t seen a whole lot of change other than what you would expect when you have contracts with state oil companies versus IOCs.

David Smith - Johnson Rice & Company - Analyst

Okay. Thanks. And, can you please remind me what might be a good rule of thumb to estimate the portion of your vessel contracts that roll each quarter?

Jeff Platt - Tidewater Inc. - President, CEO

15% to 20%.

David Smith - Johnson Rice & Company - Analyst

Perfect. Thanks a lot guys.

Operator

And your next question comes from the line of Todd Scholl from Clarkson Capital Markets. Your line is now open.

Todd Scholl - Clarkson Capital Markets - Analyst

Good morning, guys. Nice quarter.

Jeff Platt - Tidewater Inc. - President, CEO

Hey, Todd. Thank you.

Todd Scholl - Clarkson Capital Markets - Analyst

Hey, I’ve got a couple of quick questions here. First, was the uptick in the utilization in the Asia-Pacific region, mainly related to vessels going to work in Australia for you guys?

Jeff Platt - Tidewater Inc. - President, CEO

No. Todd, I think actually the Australian market -- it’s relatively smaller, it’s bigger equipment typically, but we may have had one or two boats go to work there; but, overall, to move the numbers, it’s actually activity outside of the Australia, but in the Asia-Pacific region.

Todd Scholl - Clarkson Capital Markets - Analyst

Okay.

Quinn Fanning - Tidewater Inc. - EVP and CFO

There’s also a small benefit that we’re getting from dispositions of the stack fleet, which are coming out of the denominator of available days.

Todd Scholl - Clarkson Capital Markets - Analyst

Okay. And then, can you guys talk a little bit I mean-- right now the North Sea seems to be in oversupply and I know you’re not a big player there, but with 15 PSVs that we see currently on the spot market and another 18 anchor handlers, I mean is that a potential threat to other markets, vessels potentially moving from the North Sea to, maybe, West Africa, maybe to Brazil? Or is the mob just -- does that prevent that from happening?

Jeff Platt - Tidewater Inc. - President, CEO

Todd, I mean it’s always been that way historically when the North Sea -- if it gets very soft. Certainly, the owners there look outside, but I’ll tell you, they like their home cooking. And when you move from the North Sea and you look at operating in Africa or you look at operating in Brazil, you’re not in your home country anymore. And it’s a whole different set of problems and challenges that face you. So, yes, certainly the over-capacity, it’s always a potential for those vessels to move into other markets. But, again, there’s certain natural barriers and certainly a natural bent for the operators in the North Sea -- they like to stay with that home cooking, as I said before.

Todd Scholl - Clarkson Capital Markets - Analyst

Okay. And then, just one final question, with the post the presidential election in Mexico, is that a market that you’re taking a hard look at now, with the potential opening up of the petroleum industry there? Is that something that, maybe in two to three years, you could see a significant increase in your vessel count?

Jeff Platt - Tidewater Inc. - President, CEO

Well, Todd, we’ve always taken a hard look at Mexico, we take a hard look at all the markets we’re in. Certainly, I think you step back from the political landscape, when you just look at the production declines that Mexico has seen over the last five years, Mexico has to, in our opinion, certainly be and have a very robust market. Certainly, when politicians get involved, not just in Mexico, but anywhere in the world, they can tend to mess things up a little bit, if you will, or potentially slow things down. But, overall, the Mexico market is one that we are very bullish on. We’ve been in Mexico for a long time, and as Mexico opens up, we’re going to have the right equipment, the right people and we’re going to be enjoying that market.

Todd Scholl - Clarkson Capital Markets - Analyst

Great. Thank you.

Operator

And your next question comes from the line of Richard Sanchez from IHS Petrodata. Your line is now open.

Richard Sanchez - IHS Petrodata - Analyst

Good morning, gentlemen. Richard Sanchez with IHS. How are you doing today?

Jeff Platt - Tidewater Inc. - President, CEO

Doing good Richard, How are you?

Richard Sanchez - IHS Petrodata - Analyst

Having a great day. I wanted to ask if you anticipate mobilizing any more vessels back to the US Gulf over the next few quarters?

Jeff Platt - Tidewater Inc. - President, CEO

Richard, we look at mobilizing vessels every day, be it to one market or another, we’re continually looking at where is the best contract for that piece of equipment, to best meet our clients’ needs. So, the simple answer to you is, every day we’re looking potentially at opportunities in the Gulf of Mexico, as in all of our markets. Would it surprise me that we move something back to the US Gulf? Absolutely not. The Gulf market is certainly one that has improved and appears to continue to be strengthening. So, again, do we plan on it? We don’t sit down any one day and say -- today, we’re planning on moving a vessel from one market to the next. But, as the Gulf market continues its relative strength, we have the US-flagged equipment, or some US-flagged equipment, that has application for primarily the deepwater in the US Gulf. As we take deliveries of our international-built deepwater equipment, it potentially frees it up. So, to answer your question, absolutely a possibility and one that we evaluate daily.

Richard Sanchez - IHS Petrodata – Analyst

Thank you very much, and congratulations on a good quarter.

Jeff Platt - Tidewater Inc. - President, CEO

Thank you, Richard.

Operator

Your next question comes from the line of Fotis Giannakoulis from Morgan Stanley. Your line is now open.

Fotis Giannakoulis - Morgan Stanley - Analyst

Yes, good morning. Congratulations for the good quarter. I would like to ask you about -- you talked about the improving deepwater market. Can you please be a little bit more specific regarding PSVs and anchor handlers, and what is your outlook and -- comparing these two asset classes?

Jeff Platt - Tidewater Inc. - President, CEO

Well, Fotis, again, when you look at the deepwater, we have been very bullish and I think the market has confirmed that the deepwater, especially on the PSV side, has been very robust, and certainly continues to look that way, to continue with the deepwater PSVs. And, I think if you look at the number of new builds and look -- drill into the type of new-build rigs we’re talking about, you see that, roughly, there’s roughly 200 total rigs on order, 50% of those are deepwater floaters, if you will, the other percent are jackups for the shelf market. And when you look at the floaters, I think roughly all but two of those are dynamically-positioned rigs.

So, the deepwater market, at least for the rig classes, the rigs that are being added to the market are all dynamically positioned. That, in effect, drives the demand for the PSVs. The larger deepwater anchor handlers, that’s a market that Tidewater, for some time, we have not been nearly as bullish, and we have some vessels, a small amount that can certainly service the top end on the deepwater moor rigs, but that is not where we have been investing and we are not nearly as bullish on the deepwater anchor handlers. Deepwater PSVs, again, we think the market has been good. And we think it will continue down the road.

Fotis Giannakoulis - Morgan Stanley - Analyst

Thank you for that. Can you also please comment about the other segments, we saw that the rates for crew boats and tugs -- they declined slightly. Do you expect that the asset -- the lower end of the market is improving, this market will also improve, or you are not that bullish for this sector?

Jeff Platt - Tidewater Inc. - President, CEO

Fotis, from Tidewater’s perspective, when you talk about crew boats and tugs that you mentioned, we are and we have some equipment, but that is a small percentage of the Tidewater portfolio. If you look at other than the deepwater from Tidewater’s perspective, as Quinn made reference, and I did earlier, it’s that towing supply and supply class which really addresses for Tidewater the jackup market, the shelf drilling worldwide. And, again, we have seen that market on the rig side continue to build, and we saw in this most recent quarter the 5% increase in utilization on the towing supply and supply, and the over $300-a-day day rate. So, from our perspective, we are starting to see traction in other than the deepwater PSV side.

Fotis Giannakoulis - Morgan Stanley - Analyst

Okay. Thank you very much.

Operator

(Operator Instructions)

Your final question comes from the line of Richard Sanchez from IHS Petrodata. Your line is again open.

Richard Sanchez - IHS Petrodata - Analyst

Thank you. I just had one last question about US Gulf of Mexico. Have you noticed a change in demand for dynamically-positioned supply vessels since the Deepwater Horizon?

Jeff Platt - Tidewater Inc. - President, CEO

Well, Richard, when you look at the Gulf of Mexico, the shelf activity has really been down. And that's more a function of the price of natural gas and the success, I think, of the shale gas drilling. So, the shelf market has been relatively depressed. Post Macondo, when you look at it, certainly the work in the deepwater that has bounced back is deepwater floaters. And, I don't think it's naturally a result of Macondo. It's more a function of what rigs are working. These are big, new, expensive DP floaters working in deepwater. And, not necessarily just for the Gulf -- that as a result looks at DP2 equipment, so the requirements, certainly for the deepwater side, are high spec DP2 PSVs.

Richard Sanchez - IHS Petrodata - Analyst

So, are you saying that you have more of those mid-water vessels with DP working for floaters that might normally be replaced with a big 3,000-, 4,000-deadweight-ton PSV, if it were available?

Jeff Platt - Tidewater Inc. - President, CEO

Richard, I don't understand -- we have US-flagged deepwater PSVs that are currently not in the US Gulf of Mexico that are working internationally. So, those vessels could be freed up with some international-built vessels, and potentially move that equipment back. But, we're not -- we have equipment that could absolutely service the deepwater requirements here in the Gulf of Mexico.

Richard Sanchez - IHS Petrodata - Analyst

All right. Thank you.

Jeff Platt - Tidewater Inc. - President, CEO

Okay. Thank you, Richard.

Operator

(Operator Instructions)

And we do have a question from the line of Cole Sullivan from ISI Group. Your line is now open.

Jeff Platt - Tidewater Inc. - President, CEO

Hello Cole.

Cole Sullivan - ISI Group – Analyst

Hi, How are you? On the Southeast Asia outlook, you've had a few competitors -- at least one competitor -- talk about a little bit better conditions there overall. Your utilization ticked up there. Can you give me a little bit of color on what you're seeing in that market, and if you're seeing that supply picture kind of clear up a little bit better -- the oversupply, that is?

Jeff Platt - Tidewater Inc. - President, CEO

Cole, certainly the rig activity there has been fairly robust. I think in terms of your jackup market, that's second to the Middle East/Med for us, or the Middle East primarily. But again, offsetting that, it's also the areas that are closest to where a lot of the new construction is, so you have that continued delivery and it's nearby, so a lot of the new construction finds, or tries to find, homes in that Southeast Asia market. So, again, we're seeing some -- a little bit of signs of optimism, but again, it's the first area that picks up all of the new build on the OSV side.

Cole Sullivan - ISI Group - Analyst

Okay. Thanks for that. And then I'll ask one last question on the Gulf. Have you guys looked into doing any stretch projects? It looks like you may have ordered a couple for the Gulf of Mexico, new-build vessels. But -- or at least they are being built in the Gulf of Mexico. Have you guys looked into any stretch projects and some of the -- even the foreign-flagged or the US-flagged vessels that are in foreign markets?

Jeff Platt - Tidewater Inc. - President, CEO

Well, Cole, again -- and this is going back in history -- Tidewater -- this is going back 6, 8, 10 years ago -- we went through and did a lot of stretches with US-flagged equipment. Some of that equipment today is still what we use as our shelf equipment. It's DP, it's serviceable equipment, it certainly is good equipment to work on the jackup on the shelf side. We really don't have equipment that I think would be really suitable for stretch equipment in the US market. I know some of our competitors -- Todd made mention of some class of vessels that he would be looking at. Quite honestly, I don't think with the rigs that are here that a stretch candidate from the Tidewater side makes a whole lot of sense. We will be delivering to the market top-end high-spec PSVs. That's what Tidewater will be addressing the deepwater market, compared to Gulf of Mexico.

Cole Sullivan - ISI Group - Analyst

Okay. That's it for me. I'll turn it back. Thanks.

Operator

And we have no further questions at this time. I'd now like to turn the conference over to Jeff Platt, the President and CEO, for closing remarks.

Jeff Platt - Tidewater Inc. - President, CEO

Thank you, Alicia. I want to thank everybody. This was my first earnings call, and I can tell you just from the standpoint of it being over, I will have a little bit better day. But I thank everybody for listening in, and I wish everybody a great day. Thank you.

Operator

And with that, ladies and gentlemen, this concludes today's conference call. You may now disconnect.

    DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2012 Thomson Reuters. All Rights Reserved.